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                                                                     Exhibit 5.1






October 27, 2003                                             Ropes & Gray LLP




Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island 02862

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 5,000,000 shares of Common Stock, $0.50 par value (the "Shares"), of Hasbro, Inc., a Rhode Island corporation (the "Company"). The Shares are issuable under the Company's 2003 Stock Incentive Performance Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Rhode Island Business Corporation Act.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.



Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP